UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 14, 2013 (August 8, 2013)

THE GRILLED CHEESE TRUCK, INC.

(Exact name of registrant as specified in its charter)

Nevada	000-54070	27-3120288
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

641 Lexington Avenue, Suite 1526

New York, New York 10022

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (212) 521-4406

n/a

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Item 1.01       Entry Into A Material Definitive Agreement

Reference is made to Item 2.01 for a description of the Asset Purchase Agreement (as defined herein) and Devaraj Employment Agreement, each entered into on August 8, 2013 and related to the purchase of assets made by The Grilled Cheese Truck, Inc., a Nevada Corporation (“we”, “us”, “our”, the “Company”).

Reference is made to Items 3.02 and 2.01 for a description of the issuance of 500,000 shares of Common Stock (as defined herein) and the HL Warrant (as defined herein) to the Sellers (as defined herein) pursuant to the Asset Purchase Agreement (as defined herein).

Item 2.01       Completion of Acquisition or Disposition of Assets

On August 8, 2013, the Company entered into an Asset Purchase Agreement (the “Asset Purchase Agreement”), by and among Hook & Ladder Draught House, LLC, a Texas limited liability company (“HL”), KOW Leasing Co., LLC, a Texas limited liability company (“KOW”), Deepak Devaraj, as sole member of HL and KOW, respectively (“Devaraj” and together with HL and KOW, the “Sellers”)), the Company and GCT Texas Master, LLC, a Nevada limited liability company and an affiliate of the Company (“GCT-TX”, together with the Company, the “Buyer”). HL is a mobile food service business that provides food and alcohol out of renovated fire engines. Pursuant to the Asset Purchase Agreement, the Company agreed to purchase substantially all of the Seller’s rights, title and interests in and to certain assets, properties and rights of every kind, nature and description, tangible and intangible, real, personal or mixed, accrued and contingent, which all owned or leased by Sellers and used in the Seller’s business, including but not limited to all equipment, customer contracts, property leases, intellectual property, vehicles, books and records, licenses and corporate and trade names.

As consideration for the Seller to enter into the Asset Purchase Agreement, the Company agreed to: (i) issue to Sellers 500,000 shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), and (ii) issue a warrant to Sellers to purchase up to 250,000 shares of Common Stock (the “HL Warrant”). The HL Warrant is exercisable at a price of $1.00 per share, contains customary piggyback registration rights and shall be exercisable for a period of three (3) years. The 500,000 shares of Common Stock issued to Seller under the Asset Purchase Agreement are subject to customary piggy-back registration rights. The Company also agreed to appoint Devaraj to the Company’s Board of Directors (the “Board”), and, for so long as Devaraj holds any shares of Common Stock, the Board shall take all reasonable actions such that Devaraj shall be nominated to serve as a member of the Board. Additionally, the Company entered into an employment agreement with Devaraj (described below), whereby Devaraj will be employed by the Company as the Director of Business Development for a period of three (3) years. Further, GCT-TX agreed to (i) issue to Devaraj Class A Membership Units of GCT-TX equal to twenty (20%) percent of the issued and outstanding membership units in GCT-TX, determined on a fully-diluted basis as of August 8, 2013; (ii) admit Devaraj as a member of GCT-TX, (iii) appoint Devaraj as Manager of GCT-TX and (iv) employ Devaraj as GCT-TX’s Chief Executive Officer.

In connection with the Asset Purchase Agreement, on August 8, 2013, the Company entered into an employment agreement (the “Devaraj Employment Agreement”) with Devaraj. Pursuant to the Devaraj Employment Agreement, Devaraj was appointed as Director of Business Development and will be appointed to the Board. The term of employment is for a period of three (3) years, subject to an additional 3 year extension based upon the mutual agreement of the Company and Devaraj. The Devaraj Employment Agreement stipulates that Devaraj devote substantially all of his time to the Company. Devaraj will be entitled to certain benefits, including reimbursement for certain expenses and vacation days. The Devaraj Employment Agreement may be terminated by the Company upon death, Devaraj’s inability to continue performing his duties under the agreement, a material breach of the provisions of the agreement or for cause (as such term is defined in the Devaraj Employment Agreement).

In consideration for entering into the Devaraj Employment Agreement, Devaraj will receive the following fully vested options to purchase shares of the Common Stock: (i) 250,000 options with an exercise price of $2.00 per share, (ii) 250,000 options with an exercise price of $3.00 per share, (iii) 250,000 options with an exercise price of $4.00 per share, and (iv) 250,000 options with an exercise price of $5.00 per share. Each of the options are exercisable for a term of 10 years. Devaraj will not be entitled to a base salary, but will receive compensation, on a case-by-case basis and on terms to be negotiated separately from the Devaraj Employment Agreement and evidenced in a separate agreement, for Devaraj’s role with respect to any business development or any management support activities as may be requested or desired by the Company. Further, in the event Devaraj introduces the Company to a prospective party that results in the Company entering into a licensing agreement or franchise agreement, Devaraj shall receive a (a) 5% commission on the first year of the license or franchise fee paid to the Company, (b) 4.5% commission on the second year of the license or franchise fee paid to the Company, (c) 4% commission on the third year of the license or franchise fee paid to the Company, (d) 3.5% commission on the fourth year of the license or franchise fee paid to the Company, (e) 3% commission on the fifth year of the license or franchise fee paid to the Company, and (f) 2.5% commission for the remainder of the term of the license or franchise agreement.

Item 3.02       Unregistered Sales of Equity Securities

The information set forth above under Item 2.01 regarding the issuance of 500,000 shares of Common Stock and the HL Warrant to the Sellers pursuant to the Asset Purchase Agreement is hereby incorporated by reference into this Item 3.02.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
10.1	Asset Purchase Agreement
10.2	Form of Warrant
10.3	Employment Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

THE GRILLED CHEESE TRUCK, INC.

By:	/s/ Robert Y. Lee
Robert Y. Lee

Date: August 14, 2013